EXHIBIT 4.1
                ARTICLES OF INCORPORATION OF MICROLOG CORPORATION
                                  (as amended)




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                              ARTICLES OF AMENDMENT

                                       TO


                            ARTICLES OF INCORPORATION


                                       OF

                              MICROLOG CORPORATION

         Microlog Corporation, a corporation organized and existing under the Virginia Stock Corporation Act (the "Corporation"), hereby certifies as follows:

         First: The name of the Corporation presently is Microlog Corporation.

         Second: The first paragraph of Article 4 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                           Article 4. Capital Stock. The aggregate number of shares of all classes of the capital stock which the Corporation shall have authority to issue is fourteen million (14,000,000), of which thirteen million (13,000,000) shall be common stock, par value $.01 per share, and one million (1,000,000) shall be serial preferred stock, par value $.01 per share. The board of directors of the Corporation may determine the times when, the terms under which and the consideration for which the Corporation shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the Corporation.

         Third: The amendment was duly adopted on April 5, 2001.

         Fourth: The amendment was proposed by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation in accordance with the Virginia Stock Corporation Act. A total of 7,066,938 shares of Common Stock of the Corporation were entitled to vote on the amendment. The total number of votes cast for the amendment by the holders of Common Stock of the Corporation was 6,656,669 votes, which was sufficient for approval of the amendment.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Articles of Incorporation to be signed by its President and attested by its Secretary as of this 19th day of April 2001.

                                            MICROLOG CORPORATION

                                            By:  /s/ John C. Mears
                                                 John C. Mears
                                                 President

[CORPORATE SEAL]
ATTEST:

By:  /s/ Arlene A. France
     Arlene A. France
     Corporate Secretary


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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           OLD DOMINION SYSTEMS, INC.

         Old Dominion Systems, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia (the "Corporation"), does hereby certify as follows:

         FIRST: The name of the Corporation presently is "Old Dominion Systems, Inc."

         SECOND: Article 1 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                  Article 1. Corporate Name. The name of the Corporation is Microlog Corporation (hereinafter called as the "Corporation).

         THIRD: The amendment was duly adopted on September 29, 1989.

         FOURTH: The amendment was proposed by the Board of Directors and submitted to the shareholders of the Corporation in accordance with Section 13.1-710 of the Virginia Stock Corporation Act. A total of 2,334,230 shares of Common Stock of the Corporation were entitled to vote on the amendment. The total number of votes cast for the amendment by the holders of Common Stock of the Corporation was 1,259,700 votes, which number was sufficient for approval of the amendment.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its President and attested by its Secretary as of September 29, 1989.


                                            OLD DOMINION SYSTEMS, INC.

                                            By  /s/ J. G. Hartwell
                                              -----------------------------
                                                J. G. Hartwell
                                                President

[CORPORATE SEAL]
ATTEST:

/s/ Lynn Holland
Lynn Holland
Assistant Secretary




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                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                     of the
                            ARTICLES OF INCORPORATION
                                       of
                           OLD DOMINION SYSTEMS, INC.

         OLD DOMINION SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Virginia (the "Corporation"), desiring to amend and restate its Articles of Incorporation, does hereby certify as follows:

         1. The Board of Directors of the Corporation, at a meeting duly held on March 18, 1986, adopted resolutions recommending the adoption of the proposed Amended and Restated Articles of Incorporation, which read in their entirety as set forth in Exhibit A; recommending a three for one stock split in the form of a 200% stock dividend of its outstanding shares of common stock, par value $.01 per share; and directing that such Amended and Restated Articles of Incorporation and proposed stock split be submitted to a vote of the shareholders.

         2. Written waivers of notice of the meeting of the shareholders to act upon the proposed Amended and Restated Articles of Incorporation and stock split were received by the Secretary of the Corporation from each shareholder of record entitled to vote on the proposed Amended and Restated Articles of Incorporation and stock split. Such waivers waived notice of the place, day and hour of the meeting and the purpose or purposes for which the meeting was called, such purposes including consideration of the proposed Amended and Restated Articles of Incorporation and stock split, and waived prior receipt of a copy of the proposed Amended and Restated Articles of Incorporation.

         3. The Amended and Restated Articles of Incorporation and stock split were duly adopted at the meeting of shareholders held on March 18, 1986.

         4. The number of shares of all classes of stock of the Corporation outstanding on the record date and entitled to vote on the proposed Amended and Restated Articles of Incorporation equalled 475,000 shares of common stock. The number of shares of all classes voted for or against the Amended and Restated Articles of Incorporation and stock split were as follows:

    FOR - 453,000                   AGAINST -0-                ABSTAIN -0-

         5. The Amended and Restated Articles of Incorporation do not effect a reduction in the amount of stated capital of the Corporation.

         6. Upon these Articles of Amendment and Restatement becoming effective, a three for one stock split shall occur in the form of a 200% stock dividend to all shareholders of record at the close of business on March 14, 1986, and the Corporation will issue such additional amounts of common stock as shall be necessary. Each outstanding share shall have a par value of $.01 per share.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed by its President and attested by its Secretary and caused its corporate seal to be affixed hereto this March 18, 1986.

                                            OLD DOMINION SYSTEMS, INC.
                                            By: /s/ J. G. Hartwell
                                               -----------------------
                                                 J.G. Hartwell, President
  Attest:

/s/ Margaret C. Hartwell
 Margaret C. Hartwell, Secretary

[CORPORATE SEAL]


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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           OLD DOMINION SYSTEMS, INC.

         Article 1. Corporate Name. The name of the corporation is Old Dominion Systems, Inc. (hereinafter called the "Corporation").

         Article 2. Duration. The duration of the Corporation is perpetual.

         Article 3. Purposes. The purpose or purposes for which the Corporation is organized are to transact any or all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

         Article 4. Capital Stock. The aggregate number of shares of all classes of the capital stock which the Corporation shall have authority to issue is eleven million (11,000,000), of which ten million (10,000,000) shall be common stock, par value $.01 per share, and one million (1,000,000) shall be serial preferred stock, par value $.01 per share. The board of directors of the Corporation may determine the times when, the terms under which and the consideration for which the Corporation shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the Corporation.

         A description of the different classes and series of the Corporation's capital stock and a statement of the powers, designations, preferences, limitations and relative rights of the shares of each class of and series of capital stock are as follows:

         A. Common Stock. Except as provided in this Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of directors. Each share of common stock shall have the same relative rights as and be identical in all respects with all other shares of common stock.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

         In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

         B. Serial Preferred Stock. The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide by resolution for the issuance of serial preferred stock in series, including convertible preferred stock, and by filing a certificate pursuant to the applicable law of the Commonwealth of Virginia, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


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         The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a)The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (h) Any other relative rights, preferences, and limitations of that series.

         Article 5. Preemptive Rights. No shareholder of the Corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any stock or other securities of the Corporation, whether now or hereafter authorized, and any and all preemptive rights are hereby denied.

         Article 6. Directors. The Corporation shall be under the direction of a board of directors. The board of directors shall consist of not less than three directors nor more than 15 directors. The number of directors within this range shall be as stated in the Corporation's by-laws, as may be amended from time to time. The board of directors shall divide the directors into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office.

         The classification shall be such that the term of one class shall expire each succeeding year. The Corporation's board of directors shall initially be divided into three classes named Class I, Class II and Class III, with Class I initially consisting of one director and Class II and Class III each initially consisting of two directors. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws. The names of those persons of each class to serve on the board of directors shall be as follows:


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  Class I: Terms of Office Expires at 1987 annual meeting of shareholders:
  ------------------------------------------------------------------------

                David M. Gische

  Class II: Terms of Office Expires at 1988 annual meeting of shareholders:
  -------------------------------------------------------------------------

                Robert E. Gray, Jr.
                George T. Jimenez

  Class III: Terms of Office Expires at 1989 annual meeting of shareholders:
  --------------------------------------------------------------------------

                Joe J. Lynn
                J. Graham Hartwell

         Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

         Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

         Any director may be removed with or without cause by an affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for that purpose; provided, however, that if there are at the time one or more Interested Shareholders (as defined in Article 9 hereof), directors may only be removed with cause and in addition to such two-thirds vote, there must also be an affirmative vote for removal of not less than a majority of the voting power of the issued and outstanding shares entitled to vote thereon held by shareholders other than such Interested Shareholders. At least 30, but not more than 60, days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

         Article 7. By-Laws. The board of directors shall have the power to amend from time to time the bylaws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least a majority of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. The shareholders may amend bylaws made by the board of directors. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes cast at a duly constituted meeting of shareholders called for such purpose; provided, however, that if there are at the time one or more Interested Shareholders (as defined in Article 8 hereof), in addition to such two-thirds vote, there must also be an affirmative vote for such action of not less than a majority of the voting power of the issued and outstanding shares entitled to vote thereon held by shareholders other than such Interested Shareholders.

         Article 8. Certain Business Combinations.

         The votes of shareholders and directors required to approve any Business Combination shall be as set forth in this Article 8. The term "Business Combination" is used as defined in subsection 1 of this Article
     8. All other capitalized terms not otherwise defined in this Article 8 or elsewhere in these Articles of Incorporation are used as defined in subsection 3 of this Article 8.


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         Subsection 1. Vote Required for Certain Business Combinations.

         A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in subsection 2 of this Article 8:

               (i) any merger, consolidation or share exchange of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation or share exchange would be, an Affiliate or Associate (as the terms are hereinafter defined) of any person who or which was an Interested Shareholder prior to the transaction; or

               (ii) any share exchange pursuant to Section 13.1-717 of the Virginia Stock Corporation Act, as amended, in which any Interested Shareholder acquires one or more classes of shares of the Corporation or any Subsidiary; or

               (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any twelve-month period) to any Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries, of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate book value as of the end of the Corporation's most recent fiscal quarter of five percent or more of the total Market Value (as hereinafter defined) of the outstanding shares of the Corporation or of its net worth as of the end of its most recent fiscal quarter; or

               (iv) the issuance, sale, transfer or other disposition by the Corporation, or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of five percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the Voting Stock (as hereinafter defined) of the Corporation or any other method affording substantially proportionate treatment to the holders of Voting Stock; or

               (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries; or

               (vi) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries;

         shall be approved by affirmative vote of at least (a) the holders of two-thirds of the total number of outstanding shares of Voting Stock and (b) the holders of two-thirds of the voting power of the outstanding shares of Voting Stock, excluding for purposes of calculating the affirmative vote and the total number of outstanding shares of Voting Stock under this clause (b), all shares of Voting Stock of which the beneficial owner is the Interested Shareholder involved in the Business Combination or any Affiliate or Associate of such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

         B. Definition of "Business Combination." The term "Business Combination" as used in this Article 8 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this subsection 1.

         Subsection 2. When Higher Vote is Not Required.

         The provisions of subsection 1 of this Article 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

         A. Approval by Continuing Directors. The Business Combination shall have been approved by the Continuing Directors (as hereinafter defined).

         B. Price and Procedure Requirements. All of the following conditions shall have been met:

               (i) The aggregate amount of the cash and the Market Value as of the Valuation Date (as hereinafter defined) of the Business Combination of non-cash consideration to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

                  (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it
     (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                  (b) the Market Valve per share of common stock of the same class or series on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 8 as the "Determination Date"), whichever is higher; or

                  (c) the price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subdivision
     (i)(b) hereof, multiplied by the ratio of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Shareholder for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of common stock of the same class or series on the first day in such two-year period on which the Interested Shareholder acquired shares of common stock.

               (ii) The aggregate amount of the cash and the Market Value as of the Valuation Date of non-cash consideration to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than common stock, shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                  (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it: (1) within two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                  (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                  (c) the Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

                  (d) the price per share equal to the Market Value per share of such class or series of stock determined pursuant to subdivision (ii)(c) hereof multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of any class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date over (2) the Market Value per share of the same class or series of Voting Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of the same class or series of Voting Stock.

               (iii) The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

               (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation; (b) there shall have been
     (1) no reduction in the annual rate of dividends paid on any class or series of the capital stock of the Corporation (except as necessary to reflect any subdivision of the capital stock), and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of capital stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or by virtue of proportionate stock splits or stock dividends.

         The provisions of subdivisions (iv)(a) and (iv)(b) of this subsection do not apply if such actions shall have been approved by the Continuing Directors and if no Interested Shareholder or an Affiliate or Associate of the Interested Shareholder voted as a director of the Corporation in a manner inconsistent with such subdivisions, and the Interested Shareholder, within ten days after any act or failure to act inconsistent with such subdivisions, notifies the board of directors of the Corporation in writing that the Interested Shareholder disapproves thereof and requests in good faith that the board of directors rectify such act or failure to act.

               (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries (whether in anticipation of or in connection with such Business Combination or otherwise).

               (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 25 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                       Subsection 3. Certain Definitions.

         For the purposes of this Article 8:

         A. A "person" shall mean any individual, firm, corporation or other entity.

         B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary or any other person who at the date of adoption of these Amended and Restated Articles of Incorporation was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the Voting Stock outstanding on such date) who or which:

               (i) is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

               (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock.

         C. A "beneficial owner," when used with respect to any Voting Stock, means a person:

               (i) that, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock directly or indirectly; or

               (ii) that, individually or with any of its Affiliates or Associates, has (a) the right to acquire Voting Stock (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

               (iii) that, individually or with any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

         D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph C of this subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         E. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control, with a specified person.

         F. "Associate" when used to indicate a relationship with any person, means: (1) any domestic or foreign corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;
     (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

         G. "Subsidiary" means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

         H. "Continuing Director" means any member of the board of directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors of the Corporation prior to the time that the Interested Shareholder (including any Affiliate or Associate of such Interested Shareholder) became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors of the Corporation.

         I. "Market Value" means:

               (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange - listed stocks, or, if such stock is not quoted on the composite tape, or the New York Stock Exchange, or, if such stock is not listed on such exchange, the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith; and

               (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the board of directors of the Corporation in good faith.

         J. "Valuation Date" means: (A) For a business combination voted on by shareholders, the latter of the day prior to the date of the shareholders vote or the date twenty days prior to the consummation of the Business Combination; and (B) for a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

         K. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

         L. In the event of any Business Combination in which the Corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and B(ii) of Section 2 of this Article 8 shall include the shares of common stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

         Subsection 4. Powers of the Continuing Directors.

         A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article 8, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the requirements of paragraph B of
     Section 2 have been met with respect to any Business Combination; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this
     Article 8.

         Subsection 5. No Effect on Fiduciary Obligations of Interested Shareholders.

         Nothing contained in this Article 8 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         Article 9. Anti-Greenmail. Any direct or indirect purchase or other acquisition by the Corporation of any Voting Stock (as defined in Article 8 hereof) from any Significant Shareholder (as hereinafter defined) who has beneficially owned (as defined in Article 8 hereof) such Voting Stock for less than two years prior to the date of such purchase or other acquisition shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the total number of the then outstanding shares of Voting Stock, excluding in calculating such affirmative vote and the total number of outstanding shares all Voting Stock beneficially owned by such Significant Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with a national securities exchange or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of Voting Stock made as part of a tender or exchange offer by the Corporation to purchase Voting Stock on the same terms from all holders of the same class of Voting Stock and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         For the purposes of this Article 9:

         A. "Significant Shareholder" shall mean any person (other than the Corporation or any corporation of which a majority of any class of Voting Stock is owned, directly or indirectly, by the Corporation or any other person who at the date of adoption of these Amended and Restated Articles of Incorporation was the beneficial owner, directly or indirectly, of 5 percent or more of the voting power of the Voting Stock outstanding on such date) who or which is the beneficial owner, directly or indirectly, of 5 percent or more of the voting power of the outstanding Voting Stock.

         Article 10. Amendment of Articles of Incorporation. Except as set forth in this Article 10 or as otherwise specifically required by law, no amendment of any provision of these Articles of Incorporation shall be made unless such amendment has been approved both by the board of directors of the Corporation and by the shareholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such amendment is to the provisions set forth in this Article 10 or in Article 6, 7, 8, or 9 hereof, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon rather than a majority; provided, further, that if there are one or more Interested Shareholders (as defined in Article 8 hereof), the provisions set forth in this Article 10 or in
     Article 6, 7, 8, or 9 hereof may be repealed or amended only with the affirmative vote both of (a) the holders of at least two-thirds of the total number of outstanding shares of Voting Stock (as defined in Article 8 hereof), and (b) the holders of at least two-thirds of the total number of outstanding shares of Voting Stock, excluding for purposes of calculating both the affirmative vote and the number of outstanding shares of Voting Stock under this clause (b) all the shares of Voting Stock of which the beneficial owner is an Interested Shareholder or an Affiliate or Associate of such Interested Shareholder (as such terms are defined in Article 8 hereof).